EXHIBIT 99.1

Macrovision – Gemstar-TV Guide
Deal FAQs

Q: What is the news?
A: Macrovision today announced it has agreed to acquire all of the outstanding shares of Gemstar-TV Guide for per share consideration of either $6.35 in cash or 0.2548 of a share of stock of a new holding company that will own both Gemstar-TV Guide and Macrovision, at each Gemstar-TV Guide stockholder’s election, subject to proration. The aggregate value of the transaction to Gemstar-TV Guide stockholders, based on the closing price for Macrovision stock on December 6, 2007, is approximately $2.8 billion. Macrovision and Gemstar-TV Guide bring together a unique combination of assets and a shared vision for the digital world. Together they will provide a broad set of customers (CE manufacturers, MSOs, DBS’s, content providers, portals, etc.) with the tools, services and technologies to allow consumers to discover, acquire, manage and enjoy content virtually anytime, anywhere and thus drive new revenue opportunities for their respective businesses.

Gemstar-TV Guide, formerly known as Gemstar International Group Limited, was founded in 1992, and is a leading media, entertainment and technology company. It changed its name to Gemstar-TV Guide International, Inc. when it merged with TV-Guide in 2000. Gemstar-TV Guide is based in Los Angeles.

Q: Why is Macrovision buying Gemstar-TV Guide?
A: The deal brings together two organizations with a shared vision for the future of the digital home. The acquisition will enable content providers, device manufacturers and distribution channels with the platform, content and intellectual assets and services that will deliver an integrated and rich home digital media experience to consumers.

Macrovision and Gemstar bring together a unique combination of assets that will provide a broad set of customers (CE manufacturers, MSO’s, DBS’s, portals, etc.) with tools, services and technologies to allow their consumers to discover, acquire, manage and enjoy content virtually anytime, anywhere and thus drive new revenue opportunities for their respective businesses. This acquisition will enable the combined company to deliver solutions that have a transformative effect in the way consumers discover, acquire, manage and enjoy content. This transaction will help the combined company address the interoperability, content and integration challenges that have restricted the industry until today from delivering a seamless and rich consumer entertainment experience.

Q. What is Macrovision’s strategy, who are they and where are they located?
A. Macrovision is a leading provider of open infrastructure to content producers (e.g., Hollywood studios), distribution channels (e.g., cable operators) and device manufacturers (e.g., consumer electronics and set top box manufacturers) that protects, enables and distributes digital content. They, much like us, have been undergoing a change in strategy in the past several years to focus on digital content and the emerging digital home.

Macrovision has been in business for the last 25 years with its corporate office in Santa Clara, Calif., and offices in San Francisco, New York and Schaumburg, Ill., the United Kingdom and Tokyo. It has approximately 850 employees.

12/6/2007

EX

Filed by GEMSTAR-TV GUIDE INTERNATIONAL, INC.
Pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 14a-12 under the Securities Exchange Act of 1934
Subject Companies: MACROVISION CORPORATION, File #000-22023 and
GEMSTAR-TV GUIDE INTERNATIONAL, INC., File #0-24218

Macrovision – Gemstar-TV Guide
Deal FAQs

Q: When will the deal close?
A: The transaction is subject to customary closing conditions including regulatory review and stockholder approval of both companies and is expected to be completed by early second quarter of 2008.

Q: How will Gemstar-TV Guide’s executive team be integrated into Macrovision Corporation?
A: Fred Amoroso will be the President and Chief Executive Officer of the combined company and James Budge will serve as Chief Financial Officer. The new Board of Directors will be comprised of four members to be designated by Macrovision and three members to be designated by Gemstar- TV Guide. Upon close of the transaction, Gemstar-TV Guide CEO Rich Battista and CFO Bedi Singh will be leaving the organization. Macrovision will carefully evaluate the management structure of the new organization and will make additional announcements as information becomes available.

12/6/2007